CARMAX REPORTS RECORD THIRD QUARTER RESULTS

Increases Fiscal 2007 Expectations

Richmond, Va. December 20, 2006 - CarMax, Inc. (NYSE:KMX) today reported results for the third quarter ended November 30, 2006.

▪	Total sales increased 24% to $1.77 billion from $1.42 billion in the third quarter of last year.

▪	Comparable store used unit sales rose 13% for the quarter.

▪	Total used unit sales grew 18% for the quarter.

▪	Net earnings increased 98% to $45.4 million, or 42 cents per share, compared with $22.9 million, or 22 cents per share, earned in the third quarter of fiscal 2006.

➢	Earnings for the third quarter of both years included share-based compensation costs of 3 cents per share, resulting from the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R.

➢	Earnings for the prior year’s third quarter included a benefit of 3 cents per share from favorable CarMax Auto Finance items.

▪	For the fiscal year ending February 28, 2007, CarMax now expects comparable store used unit sales performance in the range of 8% to 9% and earnings per share in the range of $1.75 to $1.85.

Third Quarter Business Performance Review

“We are very pleased to announce stronger-than-anticipated third quarter results,” said Tom Folliard, president and chief executive officer. “Similar to the first half of the year, we experienced widespread strength as reflected in our retail and wholesale sales and profit margins, CAF’s performance, and the overhead leverage achieved.”

Sales. “We are especially pleased with our robust sales performance,” said Folliard. “Used unit comps climbed 13%, driven by a combination of strong store and Internet traffic, and continued excellent execution by our store teams. It is difficult to attribute our strong traffic flow to any single factor, as we believe a number of elements had a positive effect. We believe one contributing factor was our increased Internet visibility resulting from recent improvements to carmax.com and the expansion of our Internet classified advertising. We continued to see a rebound in sales of SUVs and trucks, which were adversely affected last year by consumer reaction to higher gas prices. Sales of luxury vehicles also continued to comprise a larger percentage of our sales.

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CarMax, Inc.

“As a result of strong growth in wholesale units, our wholesale sales expanded by nearly 30% in this year’s third quarter,” said Folliard. “The increase in wholesale units reflected the growth in our store base and a substantial increase in appraisal traffic, in part spurred by the strong increase in retail sales.”

Gross Profit. “Historically, our margins have been seasonally weakest in the third quarter, due to the effects of the model year changeover period and slowing customer traffic in the fall,” said Folliard. “This quarter we are pleased to report a year-over-year increase in gross profit dollars per unit in all categories, including used, new, and wholesale vehicles, as well as in other sales and revenues. Similar to the first half of the year, our used vehicle profits benefited from our steady, consistent sales performance, resulting in fewer pricing reductions. While we had anticipated that our wholesale gross profit per unit would decline compared with the unusually strong level reported last year in the wake of Hurricane Katrina, we nevertheless achieved a modest improvement. The continuing success of our car-buying strategies benefited both our used retail and our wholesale gross profits per unit.”

CarMax Auto Finance. “We had another quarter of solid performance at CAF,” said Folliard. CAF income rose 14 percent, to $32.0 million, despite the challenging comparison with last year’s quarter, which included $6.1 million, or 3 cents per share net of taxes, of favorable items. As in the first half of this year, CAF benefited from our strong sales performance, an increase in the average amount financed, and an improvement in the gain on loans originated and sold.

The gain on loans originated and sold as a percent of loans sold increased to 4.3% in this year’s third quarter compared with 3.6% in the third quarter of fiscal 2006. “We had expected a gain in the range of 3.7% to 4.0%,” said Folliard. “The relative stability in our funding cost allowed us to achieve a better-than-expected gain percentage.”

SG&A. “This quarter’s improvement in fixed overhead leverage was generated by our strong comparable store sales growth,” said Folliard. The SG&A ratio declined 120 basis points, to 10.6% in this year’s quarter compared with 11.8% in last year’s quarter. The SG&A ratio benefited modestly from a shift in the timing of certain planned spending, which we now expect to incur in the fourth quarter of fiscal 2007.

As previously reported, CarMax adopted SFAS 123R in the first quarter of fiscal 2007, and results for the prior year have been restated to enhance comparability. SFAS 123R requires all share-based compensation to be accounted for using a fair-value-based method. CarMax recognized $6.1 million, or 3 cents per share, of share-based compensation cost in the third quarter of fiscal 2007, including $5.6 million reflected in SG&A, compared with $5.6 million, or 3 cents per share, in last year’s third quarter, all of which was included in SG&A.

Earnings. “We are gratified to report that from virtually every standpoint, the first nine months of this year have proven exceptional and reflect the increasing success of our long-term business strategy,” said Folliard. “Given our many opportunities for geographic expansion, we remain excited about our long-term prospects.”

Superstore Openings

We opened two superstores in late November: a satellite superstore in the Los Angeles, Calif., market; and a standard superstore in Fredericksburg, Virginia, which is part of the Washington, D.C., television market. In the first nine months of fiscal 2007, we opened six superstores, including four standard superstores and two satellite superstores. We plan to open four additional superstores during the fourth quarter of fiscal 2007.

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CarMax, Inc.

Supplemental Financial Information

Sales Components
(In millions)	Three Months Ended November 30 (1)				Nine Months Ended November 30 (1)
	2006	2005	Change		2006	2005	Change
Used vehicle sales	$1,377.6	$1,087.1	26.7%		$4,365.4	$3,527.4	23.8%
New vehicle sales	109.9	113.3	(3.0)%		349.6	399.3	(12.5)%
Wholesale vehicle sales	226.4	174.2	29.9%		696.0	554.5	25.5%
Other sales and revenues: Extended service plan revenues Service department sales Third-party finance fees, net	27.1 21.6 5.6	22.6 23.0 3.8	20.2 (6.4) 49.6	% % %	85.1 68.6 18.2	72.7 70.4 11.8	17.0 (2.7) 54.6	% % %
Total other sales and revenues	54.3	49.3	10.0%		171.9	155.0	10.9%
Net sales and operating revenues	$1,768.1	$1,424.0	24.2%		$5,582.8	$4,636.2	20.4%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

Retail Vehicle Sales Changes
	Three Months Ended November 30		Nine Months Ended November 30
	2006	2005	2006	2005
Comparable store vehicle sales:
Used vehicle units	13%	3%	8%	7%
New vehicle units	(3)%	(6)%	(12)%	2%
Total units	12%	3%	7%	6%

Used vehicle dollars	21%	7%	16%	10%
New vehicle dollars	(3)%	(5)%	(13)%	3%
Total dollars	19%	6%	13%	9%

Total vehicle sales:
Used vehicle units	18%	13%	16%	18%
New vehicle units	(3)%	(2)%	(12)%	1%
Total units	17%	12%	14%	17%

Used vehicle dollars	27%	17%	24%	22%
New vehicle dollars	(3)%	(1)%	(12)%	3%
Total dollars	24%	15%	20%	19%

Retail Vehicle Sales Mix
	Three Months Ended November 30		Nine Months Ended November 30
	2006	2005	2006	2005
Vehicle units:
Used vehicles	95%	93%	94%	93%
New vehicles	5	7	6	7
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	93%	91%	93%	90%
New vehicles	7	9	7	10
Total	100%	100%	100%	100%
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CarMax, Inc.

Unit Sales
	Three Months Ended November 30		Nine Months Ended November 30
	2006	2005	2006	2005
Used vehicles	79,009	66,680	250,121	216,439
New vehicles	4,532	4,675	14,610	16,599
Wholesale vehicles	51,833	40,228	158,267	132,357

Average Selling Prices
	Three Months Ended November 30		Nine Months Ended November 30
	2006	2005	2006	2005
Used vehicles	$17,247	$16,147	$17,273	$16,157
New vehicles	$24,118	$24,081	$23,779	$23,896
Wholesale vehicles	$4,258	$4,247	$4,288	$4,105

Selected Operating Ratios
(In millions)	Three Months Ended November 30				Nine Months Ended November 30
	2006	%(1)	2005(2)	%(1)	2006	%(1)	2005(2)	%(1)

Net sales and operating revenues	$1,768.1	100.0%	$1,424.0	100.0%	$5,582.8	100.0%	$4,636.2	100.0%
Gross profit	$228.6	12.9%	$177.2	12.4%	$730.2	13.1%	$583.5	12.6%
CarMax Auto Finance income	$32.0	1.8%	$28.0	2.0%	$100.9	1.8%	$78.9	1.7%
Selling, general, and administrative
Expenses	$187.3	10.6%	$167.4	11.8%	$574.3	10.3%	$502.5	10.8%
Operating profit (EBIT) (3)	$73.3	4.1%	$37.8	2.7%	$256.8	4.6%	$159.9	3.4%
Net earnings	$45.4	2.6%	$22.9	1.6%	$156.5	2.8%	$97.5	2.1%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Restated to reflect the adoption of SFAS 123R.
(3)	Operating profit equals earnings before interest and income taxes.

Gross Profit
	Three Months Ended November 30				Nine Months Ended November 30
	2006		2005		2006		2005
	$/unit(1)	%(2)	$/unit(1)	%(2)	$/unit(1)	%(2)	$/unit(1)	% (2)
Used vehicle gross profit	$1,898	10.9%	$1,758	10.8%	$1,929	11.1%	$1,807	11.1%
New vehicle gross profit	$1,108	4.6%	$866	3.6%	$1,168	4.9%	$943	3.9%
Wholesale vehicle gross profit	$742	17.0%	$726	16.8%	$721	16.4%	$641	15.3%
Other gross profit	$421	64.8%	$374	54.0%	$440	67.8%	$395	59.3%
Total gross profit	$2,736	12.9%	$2,483	12.4%	$2,758	13.1%	$2,504	12.6%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

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CarMax, Inc.

Earnings Highlights
(In millions except per share data)	Three Months Ended November 30			Nine Months Ended November 30
	2006	2005(1)	Change	2006	2005(1)	Change
Net earnings	$45.4	$22.9	98.1%	$156.5	$97.5	60.4%
Diluted weighted average shares outstanding	108.9	106.5	2.2%	107.9	106.3	1.4%
Net earnings per share (2)	$0.42	$0.22	90.9%	$1.45	$0.92	57.6%

(1)	Restated to reflect the adoption of SFAS 123R.
(2)	Per share amounts are presented on a fully diluted basis.

Fiscal 2007 Expectations

“Given our strong third quarter results, we believe that it is appropriate to increase our fiscal 2007 comparable store used unit growth and earnings per share expectations,” said Folliard. The company now projects comparable store used unit growth in the range of 8% to 9%, an increase from the most recent guidance of 6% to 8%.

The company now expects fiscal 2007 EPS in the range of $1.75 to $1.85, representing growth in the range of 39% to 47%, compared with EPS of $1.26 in fiscal 2006 (after restatement for SFAS 123R). This revised range includes an estimated 19 or 20 cents per share of share-based compensation expense, compared with 13 cents per share recognized in the restated fiscal 2006 results. The revised range also includes the 7 cents per share of favorable CAF items reported in the first nine months of this year, while fiscal 2006 full year’s results included 9 cents per share of favorable CAF items. Fiscal 2007 EPS was previously expected to be in the range of $1.55 to $1.65.

“As always, our projections were not adjusted for the possibility of unusual winter weather, which could adversely affect our fourth quarter results,” said Folliard. In the fourth quarter, we expect the opportunity for SG&A leverage will be limited by the combination of significantly higher store pre-opening costs in this year’s quarter, the shift in timing of certain spending from the third quarter to the fourth quarter, and the challenging comparison to last year when we benefited from unexpectedly favorable healthcare and property tax costs.

Fiscal 2008 Superstore Opening Plan

During the fiscal year ending February 28, 2008, we expect to open 13 used car superstores, including 5 standard superstores and 8 satellite superstores. These store openings will expand our used car superstore base by approximately 17%, consistent with our target for used car superstore annual growth in the range of 15% to 20%. Planned store openings are as follows:

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CarMax, Inc.

Location	Television Market	Market Status	Standard Superstores	Satellite Superstores
Tucson, Arizona	Tucson	New market	1
Milwaukee, Wisconsin	Milwaukee	New market		2
Gastonia, North Carolina	Charlotte	Existing market	1
Torrance, California	Los Angeles	Existing market		1
Roswell, Georgia	Atlanta	Existing market		1
Newport News, Virginia	Norfolk / Va. Beach	Existing market		1
Ellicott City, Maryland	DC / Baltimore	Existing market		1
San Diego, California	San Diego	New market		1
Modesto, California	Sacramento	Existing market	1
Omaha, Nebraska	Omaha	New market	1
Riverside, California	Los Angeles	Existing market		1
Jackson, Mississippi	Jackson	New market	1
			5	8

“Our store opening plan for next year is fairly balanced,” said Folliard. “We’ll be entering five new markets and expanding our presence in six existing markets, geographically dispersed across the country. The opening plan also contains a mix of market sizes, ranging from San Diego, which is our first new large market in several years, to markets such as Omaha and Jackson.”

Fourth Quarter Fiscal 2007 Earnings Release Date

CarMax currently plans to release fourth quarter sales and earnings results on Thursday, March 29, 2007, before the opening of the New York Stock Exchange. The company will host a conference call for investors at 9:00 a.m. Eastern time on that date. Information on this conference call will be available on the company’s investor information home page at http://investor.carmax.com in early March.

Conference Call Information

CarMax will host a conference call for investors at 9:00 a.m. Eastern time today, December 20, 2006. Domestic investors may access the call at 1-888-298-3261 (conference I.D.: 6134841). International investors should dial 1-706-679-7457 (conference I.D.: 6134841). A live webcast of the call also will be available on the company’s investor information home page at http://investor.carmax.com or at www.streetevents.com.

A webcast replay of the call will be available on the company’s investor information home page beginning at approximately 1:00 p.m. Eastern time on December 20, 2006, through January 19, 2007. A telephone replay also will be available through December 27, 2007, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291). The conference I.D. for both domestic and international callers is 6134841.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2006 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars. Headquartered in Richmond, Va., CarMax currently operates 74 used car superstores in 35 markets. CarMax also operates seven new car franchises, all of which are integrated or co-located with its used car superstores. During the twelve month period ended November 30, 2006, the company sold 323,570 used cars, which is 94% of the total 342,482 vehicles the company retailed during that period. For more information, access the CarMax website at www.carmax.com.

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CarMax, Inc.

Forward-Looking Statements

The company cautions readers that the statements contained in this release about the company’s future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following: changes in the general U.S. or regional U.S. economy; intense competition within the company’s industry; significant changes in retail prices for used and new vehicles; a reduction in the availability or the company’s access to sources of inventory; the significant loss of key employees from the company’s store, regional, or corporate management teams; the efficient operation of the company’s information systems; changes in the availability or cost of capital and working capital financing; the company’s ability to acquire suitable real estate; the occurrence of adverse weather events; seasonal fluctuations in the company’s business; the geographic concentration of the company’s superstores; the regulatory environment in which the company operates; the effect of various litigation matters; the effect of new accounting requirements or changes to generally accepted accounting principles; and the occurrence of certain other material events. The company disclaims any intent or obligation to update its forward-looking statements.

For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2006, and its quarterly or current reports as filed with or furnished to the Securities and Exchange Commission. The company’s filings are publicly available on the investor information home page at http://investor.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4489.

Contacts:

Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended				Nine Months Ended
	November 30				November 30
			Restated(2)				Restated(2)
	2006	%(1)	2005	%(1)	2006	%(1)	2005	%(1)

Sales and operating revenues:
Used vehicle sales	$1,377,551	77.9	$1,087,097	76.3	$4,365,409	78.2	$3,527,416	76.1
New vehicle sales	109,940	6.2	113,299	8.0	349,579	6.3	399,314	8.6
Wholesale vehicle sales	226,363	12.8	174,235	12.2	695,958	12.5	554,510	12.0
Other sales and revenues	54,293	3.1	49,349	3.5	171,882	3.1	154,953	3.3
Net sales and operating revenues	1,768,147	100.0	1,423,980	100.0	5,582,828	100.0	4,636,193	100.0
Cost of sales	1,539,538	87.1	1,246,807	87.6	4,852,599	86.9	4,052,677	87.4
Gross profit	228,609	12.9	177,173	12.4	730,229	13.1	583,516	12.6
CarMax Auto Finance income	31,974	1.8	27,971	2.0	100,880	1.8	78,866	1.7
Selling, general and
administrative expenses	187,318	10.6	167,351	11.8	574,333	10.3	502,517	10.8
Interest expense	167	__	430	—	4,449	0.1	1,999	—
Interest income	406	—	262	—	973	—	588	—
Earnings before income taxes	73,504	4.2	37,625	2.6	253,300	4.5	158,454	3.4
Provision for income taxes	28,085	1.6	14,694	1.0	96,841	1.7	60,907	1.3
Net earnings	$45,419	2.6	$22,931	1.6	$156,459	2.8	$97,547	2.1

Weighted average common shares:
Basic	106,511		104,727		105,895		104,547
Diluted	108,883		106,507		107,861		106,343

Net earnings per share:
Basic	$0.43		$0.22		$1.48		$0.93
Diluted	$0.42		$0.22		$1.45		$0.92

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.
(2) Restated to reflect the adoption of SFAS123R.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands)

		Restated(1)	Restated(1)
	November 30	November 30	February 28
	2006	2005	2006

ASSETS
Current assets:
Cash and cash equivalents	$12,352	$17,252	$21,759
Accounts receivable, net	53,092	55,616	76,621
Automobile loan receivables held for sale	3,145	1,527	4,139
Retained interest in securitized receivables	202,594	158,930	158,308
Inventory	760,816	606,366	669,700
Prepaid expenses and other current assets	13,955	11,381	11,211

Total current assets	1,045,954	851,072	941,738

Property and equipment, net	585,109	465,990	499,298
Deferred income taxes	25,788	24,101	24,576
Other assets	47,817	44,209	44,000

TOTAL ASSETS	$1,704,668	$1,385,372	$1,509,612

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$222,205	$173,341	$188,614
Accrued expenses and other current liabilities	83,623	75,266	85,316
Accrued income taxes	33,275	21,571	5,598
Deferred income taxes	10,151	19,572	23,562
Short-term debt	2,984	4,707	463
Current portion of long-term debt	84,422	40,042	59,762

Total current liabilities	436,660	334,499	363,315

Long-term debt, excluding current portion	34,012	85,036	134,787
Deferred revenue and other liabilities	35,090	29,322	31,407

TOTAL LIABILITIES	505,762	448,857	529,509

SHAREHOLDERS’ EQUITY	1,198,906	936,515	980,103

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,704,668	$1,385,372	$1,509,612

(1) Restated to reflect the adoption of SFAS123R.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED) (In thousands)

	Nine Months Ended November 30

		Restated(1)
	2006	2005

Operating Activities:
Net earnings	$156,459	$97,547
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Depreciation and amortization	25,177	19,193
Share-based compensation expense	25,548	15,713
Loss (gain) on disposition of assets	259	(777)
Deferred income tax benefit	(14,623)	(22,603)
Changes in operating assets and liabilities:
Decrease in accounts receivable, net	23,529	20,551
Decrease in automobile loan receivables held for sale, net	994	20,625
Increase in retained interest in securitized
receivables	(44,286)	(10,967)
Increase in inventory	(91,116)	(29,799)
(Increase) decrease in prepaid expenses and other
current assets	(2,744)	1,627
Increase in other assets	(3,817)	(6,184)
Increase in accounts payable, accrued expenses and
other current liabilities, and accrued income taxes	58,502	33,371
Increase in deferred revenue and other liabilities	3,683	800
Net cash provided by operating activities	137,565	139,097

Investing Activities:
Capital expenditures	(114,719)	(153,490)
Proceeds from sales of assets	3,472	78,217
Net cash used in investing activities	(111,247)	(75,273)

Financing Activities:
Increase (decrease) in short-term debt, net	2,521	(60,490)
Issuance of long-term debt	—	105,229
Payments on long-term debt	(76,115)	(116,764)
Equity issuances, net	27,449	5,108
Excess tax benefits from share-based payment arrangements	10,420	3,221
Net cash used in financing activities	(35,725)	(63,696)

(Decrease) increase in cash and cash equivalents	(9,407)	128
Cash and cash equivalents at beginning of year	21,759	17,124
Cash and cash equivalents at end of period	$12,352	$17,252

(1) Restated to reflect the adoption of SFAS123R.

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